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LIFEPOINT LOGO

FOR IMMEDIATE RELEASE


           LIFEPOINT COMPLETES ON $4 MILLION EQUITY PRIVATE PLACEMENT

ONTARIO, California - November 22, 2004 - LifePoint, Inc. (AMEX: LFP), a provider of non-invasive drug diagnostic technologies and solutions, announced that it has completed a $4 million equity private placement of Series E Preferred Convertible Stock and warrants. Several investment groups and funds, including St. Cloud and Stephens Investment Management, participated in the private placement. Think Equity Partners LLC served as the placement agent for this offering.

The gross proceeds to LifePoint from the private placement were $4.0 million. The total private placement consisted of the sale of 4,000 units at $1,000 a unit. Each unit consists of one share of Series E Preferred stock, convertible into 5,000 shares of LifePoint Common Stock and one 5-year warrant exercisable into 5,000 shares of LifePoint Common Stock at an exercise price of $0.40 per share. The Series E Preferred Stock pays a 5% dividend, payable in stock or cash at LifePoint's option, subject to certain conditions. In connection with this private placement, LifePoint sought and received from the American Stock Exchange a waiver of the shareholder approval requirements under Section 710 of the AMEX Company Guide. The issuance of securities will occur ten days following the mailing by LifePoint of notice to all of its stockholders that it received the waiver of the shareholder approval requirements.

"As part of the re-start of LifePoint over the past year, we have successfully expanded and revitalized our management team, refined the manufacturing process and initiated a highly targeted sales and marketing program to capitalize on the growing demand for drug testing," stated Linda H. Masterson, CEO & President of LifePoint "Our international marketing initiatives, coupled with prospects in the drug court market in the U.S., position us favorably as we head into the new year. This financing will provide the working capital needed to support the next stage of our growth."


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About LifePoint, Inc

LifePoint, Inc., a provider of non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT Test System - a rapid diagnostic testing, screening and drug monitoring device for use in the workplace, ambulances, pharmacies, law enforcement and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, has allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol, and the initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion worldwide.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, FDA 510(k) clearance in medical markets, dependence on third parties for certain marketing efforts, and market acceptance. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint(R) and IMPACT(R) are trademarks of LifePoint, Inc.

Contacts:                                     Investors:
LifePoint, Inc.                               John Nesbett/Jane Lin
Linda H. Masterson, CEO & President           The Investor Relations Group, Inc.
(909) 418-3000 x 400                          (212) 825-3210
e-mail: LifePoint@LFPT.com
Web site: www.LifePointInc.com


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